EXHIBIT 4.507
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.
DATED 8 SEPTEMBER 2011
CSI HUNGARY GYÁRTÓ ÉS KERESKEDELMI KORLÁTOLT FELELŐSSÉGŰ
TÁRSASÁG
AND
WILMINGTON TRUST (LONDON) LIMITED
AS COLLATERAL AGENT

DEED OF CONFIRMATION AND AMENDMENT

THIS DEED is made the 8th day of September 2011
BETWEEN:
(1)	CSI HUNGARY GYÁRTÓ ÉS KERESKEDELMI KORLÁTOLT FELELÕSSÉGU TÁRSASÁG a limited liability company (korlátolt felelosségu társaság) incorporated under the laws of Hungary, having its registered seat (as at the date of this Agreement) at H-8000 Székesfehérvár, Berényi út 72-100., Hungary, registered with the Fejér County Court acting as court of registration under registration number: Cg.07-09-013757, with tax identification number: 14122952-2-44 (the “Assignor”); and
(2)	WILMINGTON TRUST (LONDON) LIMITED in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement for the Secured Parties (the “Collateral Agent”)
WHEREAS:
(A)	The Assignor has entered into a security over cash agreement dated 29 January 2010 in favour of the Collateral Agent (the “Security Assignment”) pursuant to (i) a credit agreement dated as of 5 November 2009 (as subsequently amended) between, among others, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding GmbH, Reynolds Group Holdings Limited, Closure Systems International B.V., Pactiv Corporation, the other borrowers party thereto, the guarantors from time to time party thereto, the lenders from time to time party thereto, and Credit Suisse AG, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), (ii) an indenture dated 5 November 2009 between Reynolds Group Escrow LLC, Reynolds Group DL Escrow Inc. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, as modified, amended or supplemented from time to time (the “2009 Senior Secured Notes Indenture”), (iii) an indenture dated 15 October 2010 and entered into between, among others, RGHL US Escrow I Inc., RGHL US Escrow I LLC and RGHL Escrow Issuer (Luxembourg) I S.A. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent as modified, amended or supplemented from time to time (the “2010 Senior Secured Notes Indenture”) and (iv) an indenture dated 1 February 2011 and entered into between, among others, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A. and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent as modified, amended or supplemented from time to time (the “February 2011 Senior Secured Notes Indenture”).
(B)	In connection with the Credit Agreement, the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture and the February 2011 Senior Secured Notes Indentures, certain parties to those documents have entered into a first lien intercreditor agreement dated 5 November 2009 (as subsequently amended pursuant to Amendment

No. 1 and Joinder Agreement dated as of January 21, 2010) between, among others, The Bank of New York Mellon as collateral agent and representative under the indenture, Credit Suisse AG as representative under the credit agreement, Wilmington Trust (London) Limited as an additional collateral agent and each grantor that are parties thereto (the “First Lien Intercreditor Agreement”).
(C)	The parties to the Credit Agreement have entered into an amendment agreement dated 9 August 2011 to amend and restate the terms of the Credit Agreement (including Annex A attached thereto, “Amendment No. 6”).
(D)	Pursuant to an indenture (the “August 2011 Senior Secured Notes Indenture”) dated 9 August 2011 and entered into between, among others, RGHL US Escrow II Inc. and RGHL US Escrow II LLC (collectively, the “August 2011 Escrow Issuers”) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, certain secured notes (the “August 2011 Senior Secured Notes”) were issued by the August 2011 Escrow Issuers. On or about the date of this agreement, the August 2011 Senior Secured Notes shall be released from escrow, RGHL US Escrow II Inc. and RGHL US Escrow II LLC shall be merged with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC (together with Reynolds Group Issuer (Luxembourg) S.A., the “August 2011 Ultimate Issuers”), respectively, and the obligations of the August 2011 Escrow Issuers shall be assumed by the August 2011 Ultimate Issuers pursuant to one or more supplemental indentures between, among others, the August 2011 Escrow Issuers, the August 2011 Ultimate Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent.
(E)	The obligations in respect of the August 2011 Senior Secured Notes and any Senior Secured Note Documents (as defined in the August 2011 Senior Secured Notes Indenture) will or have been designated as “Additional Obligations” under, and in accordance with, section 5.02(c) of the First Lien Intercreditor Agreement and the August 2011 Senior Secured Notes Indenture and the Senior Secured Note Documents (as defined in the August 2011 Senior Secured Notes Indenture) are therefore “Additional Agreements” under the First Lien Intercreditor Agreement (the “Secured Notes Designation”).
(F)	As a consequence of the execution of the August 2011 Senior Secured Notes Indenture it is necessary for the Assignor to make certain amendments to the Security Assignment, and enter into this Deed.
NOW THE PARTIES HEREBY AGREE:
1.	In this Deed (including its recitals), unless otherwise defined herein terms defined in the First Lien Intercreditor Agreement shall have the same meaning when used in this Deed.
2.	With effect from the date of this Deed, the Security Assignment shall be amended as follows:

(a)	In Clause 1.1 (Definitions) the existing definition of “Agreed Security Principles” shall be deleted in its entirety and replaced with the following:
““Agreed Security Principles” has the meaning given to such term in the Credit Agreement, the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture and the August 2011 Senior Secured Notes Indenture and, to the extent of any inconsistency, the meaning in the Credit Agreement prevails.”
(b)	In Clause 1.1 (Definitions) the following new definition of “August 2011 Issuers” shall be inserted in alphabetical order:
““August 2011 Issuers” means the “Issuers” under, and as defined in, the August 2011 Senior Secured Notes Indenture, including their successors in interest.”
(c)	In Clause 1.1. (Definitions) the following new definition of “August 2011 Escrow Issuers” shall be inserted in alphabetical order:
““August 2011 Escrow Issuers” means RGHL US Escrow II Inc. and RGHL US Escrow II LLC, including their successors in interest.”
(d)	In Clause 1.1 (Definitions) the following new definition of “August 2011 Senior Secured Notes Indenture” shall be inserted in alphabetical order:
““August 2011 Senior Secured Notes Indenture” means the indenture dated 9 August 2011 among the August 2011 Escrow Issuers and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time and to which Reynolds Group Issuer Inc., Reynolds Group Issuer LLC and Reynolds Group Issuer (Luxembourg) S.A. have or will become a party as issuers by way of RGHL US Escrow II Inc. and RGHL US Escrow II LLC merging with and into Reynolds Group Issuer Inc. and Reynolds Group Issuer LLC respectively, and one or more supplemental indentures being entered into between, among others, the August 2011 Escrow Issuers, Reynolds Group Issuer Inc., Reynolds Group Issuer LLC, Reynolds Group Issuer (Luxembourg) S.A., The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent.”
(e)	In Clause 1.1 (Definitions) the existing definition of “Credit Agreement” shall be deleted in its entirety and replaced with the following:
““Credit Agreement” means the second amended and restated credit agreement dated 9 August 2011 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V., Pactiv Corporation and SIG Austria Holding GmbH as borrowers,

Reynolds Group Holdings Limited, the guarantors from time to time party thereto, the lenders from time to time party thereto and Credit Suisse AG as administrative agent, as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.”
(f)	In Clause 1.1 (Definitions) the existing definition of “First Lien Intercreditor Agreement” shall be deleted in its entirety and replaced with the following:
““First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated 5 November 2009 between, among others, the Collateral Agent, The Bank of New York Mellon, as trustee under the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture and the August 2011 Senior Secured Notes Indenture, Credit Suisse AG, as administrative agent under the Credit Agreement, and the Loan Parties, as further amended, novated, supplemented, restated or modified from time to time.”
(g)	In Clause 1.1 (Definitions) the existing definition of “Principal Finance Documents” shall be deleted in its entirety and replaced with the following:
““Principal Finance Documents” means the Credit Agreement, the 2009 Senior Secured Notes Indenture, the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture, the August 2011 Senior Secured Notes Indenture, the Intercreditor Arrangements and any Additional Agreement.”
(h)	Clause 5(b) (Further Advances) shall be deleted in its entirety and replaced with the following:

“5(b)(i)	Subject to the terms of the Loan Documents, each 2009 Issuer may issue Additional Notes (as defined in the 2009 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.

(ii)	Subject to the terms of the Loan Documents, each 2010 Issuer may issue Additional Notes (as defined in the 2010 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.

(iii)	Subject to the terms of the Loan Documents, each February 2011 Issuer may issue Additional Notes (as defined in the February 2011 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.

(iv)	Subject to the terms of the Loan Documents, each August 2011 Issuer may issue Additional Notes (as defined in the August 2011 Senior Secured Notes Indenture) and the obligations in respect of such Additional Notes will be deemed to be incorporated into this Agreement as if set out in this Agreement.”

3.	The Assignor confirms that, with effect from the date of this Deed, the Security Assignment shall continue in full force and effect as amended by this Deed and extends to the obligations in respect of the Credit Agreement as amended by Amendment No.6 and to the obligations in respect of the Additional Agreements (as defined in the First Lien Intercreditor Agreement) as a result of the Secured Notes Designation.
4.	The Assignor hereby represents that it has not registered one or more “establishments” (as that term is defined in regulation 2 of Part 1 of The Overseas Companies Regulations 2009) with the Registrar of Companies or, if it has so registered, it has provided to the Collateral Agent sufficient details to enable an accurate search against it to be undertaken by the Secured Parties at the Companies Registry.
5.	This Deed is supplemental to and shall be construed as one with the Security Assignment and all documents or instruments which are expressed to supplement the Security Assignment shall be construed accordingly.
6.	This Deed may be executed in two or more counterparts each of which shall be deemed an original but which together shall constitute one and the same instrument.
7.	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
8.	The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”) arising out of, or connected with this Deed (including a dispute regarding the existence, validity or termination of this Deed or the consequences of its nullity) or any non-contractual obligations arising out of or in connection with this Deed.
9.	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.
10.	Clauses 8 to 10 (inclusive) of this Deed are for the benefit of the Collateral Agent only. As a result and notwithstanding Clause 8, it does not prevent the Collateral Agent from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Collateral Agent may take concurrent proceedings in any number of jurisdictions.
11.	For the avoidance of doubt, notwithstanding anything contained herein, each of the protections, immunities, rights, indemnities and benefits conferred on the Collateral Agent under the Security Assignment and the First Lien Intercreditor Agreement shall continue in full force and effect and shall apply to this Deed as if set out in full herein.

IN WITNESS whereof this Deed has been duly executed as a deed by the Assignor and understood by the Collateral Agent on the day and year first before written.
The Assignor

Signed as a deed by /s/ Karen Mower
Name: Karen Mower	)	)
as attorney for		)
CSI Hungary Gyártó és Kereskedelmi Korlátolt Felelősségű Társaság)
The Collateral Agent

Signed by	)
Wilmington Trust (London) Limited	)

By:	/s/ Paul Barton
	Name:	Paul Barton
	Title:	Relationship Manager

Address: 1 King’s Arms Yard
London EC2R 7AF
United Kingdom
Fax: +44 (0)20 7397 3601
Attention: Elaine Lockhart/Paul Barton